                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY REPORTS FIRST QUARTER 2007 RESULTS

Tecumseh, Michigan, May 15, 2007 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2007 first quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                              Three Months Ended
                                                                   March 31,
                                                              ------------------
(Dollars in millions except per share amounts)                   2007    2006
                                                                -----   -----
NET SALES                                                       $460.5  $446.1
   Cost of sales                                                 422.5   411.6
   Selling and administrative expenses                            44.1    45.2
   Impairments, restructuring charges and other items               --     0.6
                                                                ------  ------
OPERATING LOSS                                                    (6.1)  (11.3)
   Interest expense                                              (13.3)   (8.4)
   Interest income and other, net                                  1.7     5.0
                                                                ------  ------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                     (17.7)  (14.7)
   Tax benefit                                                    (0.9)   (2.6)
                                                                ------  ------
LOSS FROM CONTINUING OPERATIONS                                   16.8   (12.1)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                       --    (0.5)
                                                                ------  ------
NET LOSS                                                        ($16.8) ($12.6)
                                                                ------  ------
   BASIC AND DILUTED LOSS PER SHARE:
      CONTINUING OPERATIONS                                     ($0.91) ($0.65)
      DISCONTINUED OPERATIONS                                       --  ($0.03)
                                                                ------  ------
NET LOSS PER SHARE                                              ($0.91) ($0.68)
                                                                ------  ------
WEIGHTED AVERAGE SHARES (in thousands of shares)                18,480  18,480
                                                                ------  ------

Consolidated net sales from continuing operations in the first quarter of 2007 increased to $460.5 million from $446.1 million in 2006. $13.2 million of the $14.4 million increase in sales was due to the effects of currency translation. Sales increases attributable to the Compressor segment ($37.8 million) were offset by a slight decline in the Electrical Components segment ($5.8 million) and a substantial decline ($17.9 million) in sales in the Engine & Power Train segment. The remainder of the changes are attributable to businesses not associated with any of our three major business segments.

Consolidated net loss from continuing operations for the first quarter of 2007 was $16.8 million ($0.91 per share) compared to net loss of $12.1 million ($0.65 per share) in the first quarter of 2006. The change in loss from continuing operations, excluding impairments, restructuring charges, and other items, reflected a $4.6 million improvement in operating loss. Increases in selling price successfully offset the escalation in commodity pricing, particularly copper, and improved results by $17.7 million when compared to the 2006 first quarter. Improvements in productivity and purchasing costs, reductions in fixed costs primarily associated with plant closures, and favorable pension credits also contributed $14.4 million to 2007 first quarter results. However, unfavorable trends in foreign currency exchange resulted in a $16.2 million decline when compared to the prior year. Profit margins and changes in product mix reduced operating income by $11.2 million. Although volumes improved in the Compressor segment, lower sales volumes in the Electrical Components and Engine & Power train segments, combined with a greater percentage of sales concentrated in the less-profitable automotive product lines, drove the decrease.

Included in the variances discussed above were improvements in Selling, General & Administrative expense of $1.1 million. Reductions in SG & A were primarily attributable to overhead cost improvements that resulted from our restructuring efforts over the past year, particularly at the Engine & Power Train group, although these advances were somewhat offset by costs associated with professional fees. Fees paid to AlixPartners were reduced over the prior year; $4.0 million was incurred in the first quarter of 2007 for AlixPartners services, including the services of James Bonsall, while $9.0 million was incurred in the first quarter of 2006 for their consulting services provided to our Engine & Power Train business. However, professional fees for the business as a whole were $10.4 million in the first quarter of 2007, which included $4.6 million in fees in excess of those incurred in the ordinary course of business. These costs were associated with the amendments to our First and Second Lien credit agreements, the legal proceedings relating to governance issues, and our efforts to market portions of the business.

There were no impairments, restructuring charges or other items in the three months ended March 31, 2007, compared to $0.6 million in the three months ended March 31, 2006.

Interest expense amounted to $13.3 million in the first quarter of 2007 compared to $8.4 million in the first quarter of 2006. The increase was primarily related to the higher average interest rates associated with our current borrowing arrangements.

The consolidated condensed statement of operations reflects a $0.9 million income tax benefit for the first quarter 2007 and a $2.6 million income tax benefit for the first quarter 2006. The first quarters of both years reflected a tax benefit in continuing operations offset by tax expense in other comprehensive income and, at March 31, 2006, for discontinued operations as well.

During the second quarter of 2006, we completed the sale of 100% of our ownership in Little Giant Pump Company. The operating results of Little Giant Pump Company for 2006 have been reclassified from continuing operations to income from discontinued operations. Under accounting rules, we have also allocated the portion of our interest expense associated with this operation to the discontinued operations line item. As required by our lending agreements, the proceeds were utilized to repay a portion of our debt.

COMPRESSOR BUSINESS

First quarter 2007 sales in the Compressor segment increased to $289.3 million from $251.5 million in the prior year. $12.0 million of the $37.8 million increase in sales was due to the effects of foreign currency translation. Sales increases in this segment were led by the refrigeration and freezer product lines (up $21.4 million), an increase of 24.7%. Consistent with the trends we experienced in 2006, the sales increase in refrigeration and freezer compressors was led by growth in new markets in India. Sales were also higher for the commercial compressor product lines (up $11.8 million). This sales increase was attributable to pricing advances rather than unit volumes.

Compressor business operating results for the first quarter of 2007 were income of $10.5 million compared to income of $6.6 million in the first quarter of 2006. The higher operating income was attributable to pricing adjustments and greater sales volumes ($23.3 million) and productivity and other improvements ($6.8 million). These year-on-year improvements were partially offset by unfavorable foreign currency exchange rates ($16.2 million) For the first quarter, the Brazilian Real was on average 4.9% stronger against the U.S. Dollar in 2007 versus 2006. The price of copper and other commodities also contributed unfavorably to results in the first quarter of 2007. Including the effects of hedging activities, the Company estimates that the continued escalation in commodity pricing decreased operating income by approximately $10.8 million compared to the first quarter of 2006.

ELECTRICAL COMPONENTS BUSINESS

Electrical Components business sales were $103.3 million for the first quarter of 2007, a decrease of 5.3% compared to sales of $109.1 million in the same quarter last year. Sales increases of $2.4 million in the automotive product lines reflected the implementation of new programs with our customers and their respective OEM's. Increases of $2.3 million were reported in the Asia Pacific markets as well. Sales increases in the Asia Pacific markets were primarily due to favorable impacts of currency exchange, but also reflected the addition of new product in Thailand. These advances were offset by declines of $9.5 million in residential & commercial motors; these declines were primarily due to the mild winter, which reduced sales of components for gas furnaces and other heating products.

Electrical Components operating results for the first quarter of 2007 were income of $1.1 million compared to income of $4.9 million in the first quarter of 2006. The differences were primarily related to volume declines and a less favorable product mix ($10.1 million), as automotive product lines carry substantially lower margins than residential & commercial motors. On the other hand, productivity and other improvements increased operating income by $3.5 million. In addition, due to better hedging positions on our copper needs in the first quarter of 2007, and pricing adjustments implemented to offset the escalation in commodity pricing, commodity cost impacts improved results by $3.1 million compared to the first quarter of 2006.

ENGINE & POWER TRAIN BUSINESS

Engine & Power Train business sales were $63.0 million in the first quarter of 2007 compared to $80.9 million for the same period a year ago. Declines were led by engines for walk behind mowers (down $5.2 million), a decline of 14.6%. Engines for generators were also down by $4.7 million, declining by 68.1%, consistent with an overall market trend due to the lack of significant hurricane or other storm activity in recent months. Engines for riding mowers were also down by $2.6 million or 21.2%. Reductions in both walk behind and riding mower engines were a result of lower sales volumes with certain key customers. To a lesser extent, the declines also reflected timing of purchases, as customers delayed purchases into the second quarter of 2007. The remaining decreases in the Engine & Power Train Group were spread across multiple product lines.

Engine & Power Train business operating loss for the first quarter of 2007 was $8.0 million compared to a loss of $18.5 million during the same period a year ago. Included in the results were AlixPartners' fees of $1.3 million in 2007 and $9.0 million in 2006. Operating loss in the first quarter of 2006 was reduced due to a gain of $3.5 million in 2006 from the sale of the segment's Douglas, Georgia facility. The improvement in the first quarter results reflected lower fixed costs, primarily associated with the segment's restructuring efforts ($5.9 million), and price increases ($2.8 million), offset by lost margins from reductions in sales volume ($1.7 million).

IMPAIRMENTS AND OTHER RESTRUCTURING ITEMS

There were no impairments, restructuring charges or other items in the three months ended March 31, 2007, compared to $0.6 million in the three months ended March 31, 2006.

LEGAL PROCEEDINGS

On March 28, 2007, our Brazilian engine subsidiary, TMT Motoco, was granted permission by the Brazilian court to pursue a judicial restructuring, which is similar to U.S. Chapter 11 bankruptcy protection. TMT Motoco has sixty days from the date the judicial restructuring was granted to submit its restructuring plan, although that deadline may, under certain circumstances, be extended. The facility suspended operations on the date it filed for the judicial restructuring, and it has not been determined whether or when it will re-open in the future.

The assets and liabilities of TMT Motoco at March 31, 2007 have been removed from our consolidated balance sheets. The following is a summary of the assets, liabilities and equity of TMT Motoco at March 31, 2007:

                                             March 31,
(Dollars in millions)                           2007
                                             ---------
Accounts receivable, net                      $  0.6
Inventories                                     24.6
Other current assets                             8.5
Property, plant and equipment, net              63.6
                                              ------
Total Assets                                  $ 97.3
                                              ======
Accounts payable, trade                       $  8.0
Other current liabilities                       25.7
Noncurrent Liabilities                          67.7
                                              ------
Total Liabilities                              101.4
Shareholders' Deficit                           (4.1)
                                              ------
Total Liabilities and Shareholders' Equity    $ 97.3
                                              ======

ADEQUACY OF LIQUIDITY SOURCES

Historically, cash flows from operations and borrowing capacity under previous credit facilities were sufficient to meet our long-term debt maturities, projected capital expenditures and anticipated working capital requirements. However, in 2006 and the first quarter of 2007 cash flows from operations were negative and we have had to rely on existing cash balances, proceeds from credit facilities and asset sales to fund its needs.

Throughout the first quarter, our main domestic credit facilities were provided under a $250 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. Both agreements provide for security interests in substantially all of the Company's assets and specific financial covenants related to EBITDA (as defined under the agreements and hereafter referred to as our "Adjusted EBITDA"), capital expenditures, fixed charge coverage, and limits on additional foreign borrowings. During the first quarter, the weighted average annual interest rate on our borrowings under these agreements was 10.1%.

Under the terms of the First Lien Credit Agreement, as of March 31, 2007 we had the capacity for additional borrowings under the borrowing base formula of $32.1 million in the U.S. and $43.4 million in foreign jurisdictions. Both the First Lien Credit Agreement and the Second Lien Credit Agreement have three year terms, expiring in November, 2009.

In March of 2007, our Brazilian engine subsidiary, TMT Motoco, was granted permission by the Brazilian courts to pursue a judicial restructuring, similar to a U.S. filing for Chapter 11 bankruptcy protection. The TMT Motoco filing in Brazil constituted an event of default with our domestic lenders. On April 9, 2007 we obtained amendments to our First and Second Lien Credit Agreements that cured the cross-defaults triggered by the filing in Brazil.

As part of the April 9, 2007 amendments to our First and Second Lien Credit Agreements, the minimum cumulative Adjusted EBITDA levels (measured from October 1, 2006) for the 2007 quarterly periods (in millions) were set at:

Quarterly Period Ending   First Lien Agreement   Second Lien Agreement
-----------------------   --------------------   ---------------------
March 31, 2007                    ($8.0)                ($10.0)
June 30, 2007                     $17.0                  $15.0
September 30, 2007                $42.0                  $40.0
December 31, 2007                 $62.0                  $60.0

As defined by the credit agreements, as of March 31, 2007 our cumulative Adjusted EBITDA was $13.3 million or $21.3 million in excess of the covenant levels.

These levels of Adjusted EBITDA are subject to further adjustment if certain business units or product lines are sold during the period. In addition, other terms of the amendments included limitations on the amounts of capital expenditures and professional fees during the term of the agreements.

If a permanent Chief Executive Officer was not hired by May 1, 2007, the amendment to our Second Lien credit agreement also included a 2.5% per annum step-up in cash interest rate from that day forward until such time as a permanent CEO was hired. However, the agreement provided that the additional interest would not be assessed beginning May 1 if the CEO candidate had not assumed his or her duties due either to a personal emergency or inability to reach agreement on terms of employment. Since this condition was met, the additional interest is not being assessed, and will not be assessed as long as we continue to apply our best efforts to engaging a permanent CEO as soon as possible.

We paid $625,000 in fees, plus expenses, to the First Lien lender upon execution of the agreement. In addition to fees paid of $750,000, plus expenses, to the Second Lien lender, we also granted warrants to purchase a number of shares of Class A Common Stock equal to 7% of our fully diluted common stock. These warrants, valued at $7.7 million, expire five years from the date of the execution of this amendment to the Second Lien credit agreement. The sum of these costs will be recorded as interest expense in the second quarter of 2007.

Interest on the Second Lien Agreement is equal to LIBOR plus 6.75% plus paid in kind ("PIK") interest of 1.5%. PIK interest accrues monthly on the outstanding debt balance and is paid when the associated principal is repaid.

The Second Lien Credit Agreement provides for additional PIK interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates. This additional PIK interest would apply to the difference between a target amount of aggregate reduction in debt and the actual amount of first and second lien debt reduction according to the following milestones:

Milestone Date       Aggregate Reduction
--------------       -------------------
June 30, 2007           $20.0 million
September 30, 2007      $40.0 million
December 31, 2007       $60.0 million

The new Second Lien Credit Agreement also provides for an additional 2.5% in PIK interest if certain assets are not sold by December 31, 2007. Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

After giving effect to the refinancing, waivers and amendments discussed above, we are currently in compliance with the covenants of our domestic debt agreements. Achieving the level of future financial performance required by our lending arrangements will depend on a variety of factors, including customer price increases to cover increases in commodity costs, further employee headcount reductions, consolidation of productive capacity and rationalization of various product platforms. While we are currently moving forward with these actions, there can be no assurance that any of these initiatives will be sufficient.

In the event that we fail to improve performance through these measures, our ability to raise additional funds through debt financing will be limited. We are also concerned about the amount of debt we are carrying in this challenging operating environment and as we seek to improve our company's financial performance. As a result, we are evaluating the feasibility of asset sales as a means to reduce our total indebtedness and to increase liquidity.

OUTLOOK

Information in this "Outlook" section should be read in conjunction with the cautionary statements and discussion of risk factors included elsewhere in this report.

The outlook for 2007 is subject to the same variables that have negatively impacted us throughout 2006. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, we do not expect these factors to become any more favorable in the foreseeable future. Certain key commodities, including copper and aluminum, continue to trade at elevated levels compared to recent history. From January 1, 2006 through April 30, 2007, the price of aluminum increased approximately 22%, and the price of copper increased over 64% in the same time frame. In the first quarter of 2007 alone, copper prices escalated by over 10%. However, due to copper forward purchase contracts obtained prior to the cost increase, we were able to maintain costs consistent with, or slightly better than, our 2007 business plan. We currently hold approximately 75% of our total projected copper requirements for 2007 in the form of forward purchase contracts, which will provide us with substantial (though not total) protection from further price increases during the year but also will detract from our ability to benefit from any price decreases. In any case, the cost of copper to the business will continue to run significantly higher than in 2005 and prior years, and continued escalation of copper prices through 2007 and into 2008 and beyond could have a long-term unfavorable impact on our results of operations, if adequate pricing increases cannot be obtained from our customers. Lack of storm activity has significantly reduced sales of engines used for generators and snowthrowers, and has left us and the industry with above normal inventory levels.

The Brazilian Real continues to strengthen against the dollar, and strengthened 13.1% from January 1, 2006 to April 30, 2007. From January 1 through March 31, 2007, the Real strengthened by 4.1%. Net of currency hedging activities, this continued strengthening of the Real affected our operating results unfavorably by approximately $2.4 million when compared to our 2007 plan.

Nonetheless, we expect the operating results of all three of our business segments to improve in the second quarter of 2007 when compared to the results of the comparable 2006 period. Pricing adjustments in the Compressor group, implemented to offset the escalating price of copper, are the most significant improvement expected in that segment when compared to the prior year. In addition, for both the Compressor group and the Electrical Components group, operational efficiencies and productivity improvements are expected to improve operational margins when compared to the second quarter of 2006.

Despite the expectation of continued lower levels of sales in the Engine & Power Train group because of unfavorable market conditions, results in that group are expected to improve over the second quarter of 2006 excluding restructuring charges. The improvement continues to be driven by the overall restructuring efforts undertaken by AlixPartners. As part of these efforts, as previously mentioned, we have recently announced the upcoming closure of our engine facility in New Holstein, Wisconsin. Although the impairments taken in the fourth quarter of 2006 represent substantially all of the expected charges related to the Engine & Power Train Group restructuring, some charges, expected to be relatively minor, will be incurred in 2007 in order to account for employee severance costs at the New Holstein facility.

The restructuring plan for our Brazilian engine subsidiary, TMT Motoco, is currently being developed. It is uncertain at this point whether or when the facility will re-open. In the interim, we are continuing to meet the needs of our customers for lawn and garden engines, as a substantial portion of 2007 summer season requirements had already been produced prior to suspension of operations. We will consider multiple factors in determining the future viability of TMT Motoco, including (i) customer requirements, (ii) the willingness of Brazilian lenders to support continued manufacturing operations in that country, (iii) the impact to profitability from any further strengthening of the Brazilian Real, and (iv) the cost to retool operations to address upcoming changes in environmental regulations. The range of potential outcomes of the restructuring plan include resuming full scale production, minimal production and/or rental of the facility, or a controlled liquidation.

As further continuous improvement initiatives are executed across all our business segments, it is possible that additional assets will become impaired. While no such actions have been approved, they could have a significant effect on our consolidated financial position and future results of operations.

As part of our efforts to improve profitability and reduce the consumption of capital resources, we continue to seek price increases to cover our increased input costs, and expect that further employee headcount reductions, consolidation of productive capacity and rationalization of product platforms will be necessary. As part of these efforts, we announced certain operational actions and staff reductions on April 27, 2007 at the Compressor and Engine & Power Train business units. While no specific further actions have been approved, we believe that such actions will contribute to restoring our profitability, will help to mitigate such negative external factors as currency fluctuation and increased commodity costs, and will result in improved operating performance in all business segments in 2007. These actions also could result in restructuring and/or asset impairment charges in the foreseeable future and accordingly, could have a significant effect on our consolidated financial position and future results of operations.

In addition, we are also concerned about the amount of debt we are carrying during this period of unfavorable operating environment. Our weighted average interest rate for long-term debt at March 31, 2007 was approximately 1.3% higher than the same period a year ago, resulting in higher interest expense on approximately similar levels of debt. As well, the Second Lien Credit Agreement provides for additional paid in kind ("PIK") interest at the rate of 5.0% if outstanding debt balances are not reduced by certain specified dates.

The Second Lien Credit Agreement also provides for an additional 2.5% in PIK interest if certain assets are not sold by December 31, 2007. Sources of funds to make the principal reductions could include, but are not limited to, cash from operations, reductions in working capital, or asset sales.

Our success in generating cash flow will depend, in part, on our ability to efficiently manage working capital. Seasonal patterns and the need to build inventories to manage production transfers during restructuring programs have recently caused higher working capital needs. As we complete these restructuring programs, we expect our need for these higher working capital levels to be reduced.

As part of addressing the company's liquidity needs, we are planning substantially lower levels of capital expenditures in 2007. Capital expenditures in 2007 are projected to be approximately $28 million less than in 2006 and $80 million less than in 2005. This reduction in capital expenditures will further conserve our cash flows, allowing for additional potential to reduce our outstanding debt.

We are also evaluating the potential sale of product lines or divisions of the Company. The proceeds from any such sales would be used to reduce our indebtedness.

Finally, we are in the process of executing a conversion of our Salaried Retirement Plan to a new Plan. The existing Plan is substantially over-funded. We expect that this conversion will make net cash available in late 2007 or 2008 to the Company of approximately $55 million, while still fully securing the benefits under the old Plan and funding the new Plan, without additional annual contributions, for six to eight future years.

                    RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                            Three Months Ended
                                                                March 31,
                                                           -------------------
(Dollars in millions)                                        2007       2006
                                                           -------    -------
NET SALES:
   Compressor Products                                     $ 289.3    $ 251.5
   Electrical Components Products                            103.3      109.1
   Engine & Power Train Products                              63.0       80.9
   Other (a)                                                   4.9        4.6
                                                           -------    -------
      Total net sales                                      $ 460.5    $ 446.1
                                                           =======    =======
OPERATING INCOME (LOSS):
   Compressor Products                                     $  10.5    $   6.6
   Electrical Components Products                              1.1        4.9
   Engine & Power Train Products                              (8.0)     (18.5)
   Other (a)                                                   0.3        0.3
   Corporate expenses                                        (10.0)      (4.0)
   Impairments, restructuring charges, and other items          --       (0.6)
                                                           -------    -------
Total operating income (loss) from continuing operations      (6.1)     (11.3)
Interest expense                                             (13.3)      (8.4)
Interest income and other, net                                 1.7        5.0
                                                           -------    -------
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES                ($17.7)    ($14.7)
                                                           =======    =======

(a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      MARCH 31,   December 31,
(Dollars in millions)                                    2007         2006
                                                      ---------   ------------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                        $   48.7     $   81.9
      Accounts receivable, net                            257.6        219.5
      Inventories                                         321.6        353.4
      Other current assets                                 84.1         78.6
                                                       --------     --------
         Total current assets                             712.0        733.4
   PROPERTY, PLANT AND EQUIPMENT - NET                    487.8        552.4
   GOODWILL AND OTHER INTANGIBLES                         179.4        180.0
   OTHER ASSETS                                           327.0        316.9
                                                       --------     --------
         TOTAL ASSETS                                  $1,706.2     $1,782.7
                                                       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accounts payable, trade                          $  221.7     $  216.0
      Short-term borrowings                                78.5        163.2
      Accrued liabilities                                 132.1        130.1
                                                       --------     --------
         Total current liabilities                        432.3        509.3
   LONG-TERM DEBT                                         228.0        217.3
   DEFERRED INCOME TAXES                                   31.5         28.6
   PENSION AND POSTRETIREMENT BENEFITS                    177.3        180.9
   PRODUCT WARRANTY AND SELF-INSURED RISKS                 14.4         13.6
   OTHER NON-CURRENT LIABILITIES                           32.9         34.6
                                                       --------     --------
         Total liabilities                                916.4        984.3
   STOCKHOLDERS' EQUITY                                   789.8        798.4
                                                       --------     --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $1,706.2     $1,782.7
                                                       ========     ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                       Three Months Ended
                                            March 31,
                                       ------------------
(Dollars in millions)                   2007      2006
                                       ------    ------
Total Stockholders' Equity
   Beginning balance                   $798.4    $814.4
IMPACT OF THE ADOPTION OF FIN 48         (0.4)       --
COMPREHENSIVE INCOME (LOSS):
   NET LOSS                             (16.8)    (12.6)
   OTHER COMPREHENSIVE INCOME (LOSS)      8.6      18.4
                                       ------    ------
TOTAL COMPREHENSIVE INCOME (LOSS)        (8.2)      5.8
                                       ------    ------
Total stockholders' equity
   Ending balance                      $789.8    $820.2
                                       ======    ======

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                        ------------------
(DOLLARS IN MILLIONS)                                     2007       2006
                                                        -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
      CASH USED BY OPERATING ACTIVITIES                  ($50.8)    ($44.5)
                                                        -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash effect of deconsolidation of TMT Motoco            (0.3)        --
   Proceeds from sale of assets                              --        9.0
   Capital expenditures                                    (1.9)     (20.0)
   Business acquisition                                      --       (2.0)
                                                        -------    -------
      CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES      (2.2)     (13.0)
                                                        -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of Senior Guaranteed Notes                      --     (250.0)
   Repayment of Industrial Development Revenue Bonds         --      (10.5)
   Proceeds from First Lien Credit Agreement                8.3      168.3
   Repayments of First Lien Credit Agreement                 --         --
   Proceeds from Second Lien Credit Agreement                --      100.0
   Other proceeds (repayments), net                         8.8       16.2
                                                        -------    -------
      CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES      17.1       24.0
                                                        -------    -------
Effect of exchange rate changes on cash                     2.7       (0.3)
                                                        -------    -------
Decrease in cash and cash equivalents                     (33.2)     (33.8)
Cash and cash equivalents:
   BEGINNING OF PERIOD                                     81.9      116.6
                                                        -------    -------
   END OF PERIOD                                        $  48.7    $  82.8
                                                        =======    =======

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv) our ability to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity, and xviii) the ongoing financial health of major customers. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Tecumseh Products Company will host a conference call to report on the first quarter 2007 results on Wednesday, May 16, 2007 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

Contact: Teresa Hess
         Director, Investor Relations
         Tecumseh Products Company
         517-423-8455